Exhibit 99.1

Newtek Business Services Corp. Reports Full Year 2019 Financial Results

Net Investment Income (Loss) Improved Year Over Year by 27.5% on a per Share Basis for the Full Year 2019

Boca Raton, FL. – March 4, 2020 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the year ended December 31, 2019.

Full Year 2019 Highlights

•Total investment income of $59.3 million for the year ended December 31, 2019; an increase of 19.8% over total investment income of $49.5 million for the year ended December 31, 2018.
•Net asset value (“NAV”) on December 31, 2019 of $322.2 million, or $15.70 per share; an increase of 3.4%, on a per share basis, over NAV of $15.19 per share at December 31, 2018.
•Net investment loss of $(5.6) million, or $(0.29) per share, for the year ended December 31, 2019, an improvement of 27.5%, on a per share basis, over a net investment loss of $(7.5) million, or $(0.40) per share, for the year ended December 31, 2018.
•Adjusted net investment income (“ANII”)1 of $45.0 million, or $2.33 per share, for the year ended December 31, 2019; an increase of 20.1%, on a per share basis, compared to ANII of $36.4 million, or $1.94 per share, for the year ended December 31, 2018.
•Debt-to-equity ratio of 1.36x at December 31, 2019.
•At December 31, 2019, proforma debt-to-equity ratio was 1.27x as a result of the settlement of government-guaranteed portions of SBA 7(a) loans sold prior to December 31, 2019, settling subsequent to the balance sheet date.
•Total investment portfolio increased by 21.8% to $659.0 million at December 31, 2019, from $541.1 million at December 31, 2018.
•On October 4, 2019, the Company closed its tenth and largest small business loan securitization, with the sale of $118,920,000 of Unguaranteed SBA 7(a) Loan-Backed Notes, Series 2019-1, consisting of $93,540,000 of Class A Notes and $25,380,000 Class B Notes (collectively, the “Notes”), rated “A” and “BBB-”, respectively, by S&P Global Ratings.
•The Company closed its public offering of $63.3 million in aggregate principal amount of 5.75% Notes Due 2024 (“Notes,” Nasdaq “NEWTL”), including the exercise of the overallotment of $8.25 million.

Exhibit 99.1
2019 Dividend Payments and 2020 Dividend Forecast

•The Company paid a fourth quarter 2019 cash dividend of $0.71 per share on December 30, 2019, which represents a 42% increase over the fourth quarter 2018 dividend.
•The Company paid a 2019 annual dividend of $2.15 per share, which represented a 19.4% increase over the 2018 annual cash dividend of $1.80 per share.
•The Company forecasts paying an annual cash dividend of $2.192 per share in 2020
•On February 5, 2020, the Company declared a first quarter 2020 cash dividend of $0.44 per share, payable on March 31, 2020 to shareholders of record as of March 18, 2020, which represents a 10% increase over the first quarter 2019 dividend.

Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded a record $183.0 million of SBA 7(a) loans during the three months ended December 31, 2019; a 22.8% increase over SBA 7(a) loans funded for the three months ended December 31, 2018.
•For the year ended December 31, 2019, NSBF funded $517.7 million of SBA 7(a) loans; an increase of 10.3% over SBA 7(a) loans funded for the year ended December 31, 2018.
•The Company forecasts full year 2020 loan closings growth in excess of 25% across the Newtek business finance ecosystem (including NSBF, Newtek Business Lending (“NBL”), the Company’s SBA 504 lender portfolio company, and Newtek Conventional Lending (“NCL”), the Company’s joint venture which originates non-conforming conventional loans).
•For the three months ended December 31, 2019, NSBF, NBL, and NCL closed a total of $249.1 million of SBA 7(a), SBA 504 and non-conforming conventional loans.
•For the year ended December 31, 2019, the Newtek business finance ecosystem (NSBF, NBL and NCL) closed a total of $643 million of loans (this does not include the fundings of the other member of the business finance platform, Newtek Business Credit Solutions, a wholly-owned controlled portfolio company that provides receivables and inventory financing).

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are pleased to report our full year 2019 financial results, demonstrating year-over-year double-digit percentage growth in many meaningful metrics, with some metrics growing in excess of 20%. We continued to deliver above-average returns to our shareholders, consistently outperforming major indices. In fact, over the past 10 years Newtek has produced a 10-year total return, including reinvested dividends, of 800%3 which equates to approximately 25% per annum over that time period. This is significant because if you look back over our 20-year history as a publicly traded company, we not only successfully weathered, but persevered in the face of several challenges including the greatest financial crisis since the Great Depression, China economic scares, wars, inverted yield curves and many other challenges. We recognize that there will always be challenges, but believe that our diversified business model, coupled with our depth and breadth of experience under all market conditions, leaves us well poised to not only navigate any challenge, but continue to grow. My intention is not to dwell on the history of a company that was faced with far greater challenges than it has today, but to celebrate the opportunity to move forward at an attractive inflection point in the Company’s history.”

Mr. Sloane continued, “We are proud to have finished 2019 as the second largest SBA 7(a) lender in the United States, including banks, and retain our title as the top non-bank lender. In 2019, we achieved a 10.3% year-over-year increase in SBA 7(a) loan fundings, which far outpaced the SBA 7(a) loan industry originations which declined by 8.7% year over year as of the close of the SBA’s fiscal year on September 30, 2019. We continued to experience high demand for our loan products evidenced by the over $20 billion in loan referrals we received in 2019; a 7.9% increase compared to 2018. Furthermore, we forecast reaching approximately $23 billion in total loan referrals in 2020, which would represent an approximate 14% increase over 2019. During 2019, we continued to diversify and build our loan product offerings, and

Exhibit 99.1
believe we have a promising future in originating and harvesting returns in our non-conforming (non-SBA) conventional loan program. In fact, for the three months ended December 31, 2019, NSBF, NBL, and NCL closed a total of $249.1 million of SBA 7(a), SBA 504 and non-conforming conventional loans. In addition, we believe our portfolio companies in payments and technology solutions have promising forecasts to provide Adjusted EBITDA and cash flow on a reoccurring basis. While we are certainly proud of all of our growth and success to this point, we truly believe the best is yet come.”

Mr. Sloane concluded, “We paid a fourth quarter 2019 cash dividend of $0.71 per share on December 30, 2019, which represented a 42% increase over the fourth quarter dividend in 2018. Our full year 2019 dividend of $2.15 per share was an approximate 20% increase over our full year 2018 dividend. Important to note, approximately 90.0% of our full year 2019 dividend was classified as ordinary income, with approximately 31% classified as qualified dividends or long-term capital gains, which qualify for preferential tax treatment. For investors holding NEWT in a taxable account, the potential tax-advantaged nature of approximately one third of our dividend can be meaningful when compared to other BDC’s and a direct result of our diversified business model. In addition, the dividends from our portfolio companies have tended to be less credit sensitive. In February 2020, we declared our first quarter 2020 cash dividend of $0.44 per share, payable on March 31, 2020 to shareholders of record as of March 18, 2020, which represents a 10% increase over the first quarter 2019 cash dividend. We are currently forecasting our full year 2020 dividend of $2.19 per share. We look forward to our conference call tomorrow where we will lead a detailed discussion about our unique business model, and what we believe to be its inherent advantages.”

Investor Conference Call and Webcast

A conference call to discuss full year 2019 results will be hosted by Barry Sloane, Chairman and Chief Executive Officer, and Christopher Towers, Chief Accounting Officer, tomorrow, Thursday, March 5, 2020 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as net investment income (loss) plus net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt.

The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, ANII does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools.  The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

Exhibit 99.1
2Note Regarding Dividend Payments

Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

3Total return information as per Bloomberg

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	December 31, 2019	December 31, 2018
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $429,697 and $355,589, respectively; includes $364,063 and $323,388, respectively, related to securitization trusts)	$417,223	$349,402
SBA guaranteed non-affiliate investments (cost of $23,345 and $17,217, respectively)	25,004	19,100
Controlled investments (cost of $107,300 and $74,279, respectively)	215,817	171,585
Non-control/affiliate investments (cost of $1,000 and $1,000, respectively)	1,000	1,000
Investments in money market funds (cost of $0 and $9, respectively)	—	9
Total investments at fair value	659,044	541,096
Cash	1,762	2,316
Restricted cash	31,445	29,034
Broker receivable	51,173	42,617
Due from related parties	2,972	3,232
Servicing assets, at fair value	24,411	21,360
Right of use assets	7,990	—
Other assets	18,614	13,686
Total assets	$797,411	$653,341

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$30,000	$34,700
Notes due 2022 (par: $0 as of December 31, 2019 and $8,324 as of December 31, 2018)	—	8,019
Notes due 2023 (par: $57,500 as of December 31, 2019 and December 31, 2018)	56,035	55,564
Notes due 2024 (par: $63,250 as of December 31, 2019 and $0 as of December 31, 2018)	61,354	—
Notes payable - Securitization trusts (par: $276,637 and $220,137 as of December 31, 2019 and December 31, 2018)	272,376	216,507
Notes payable - related parties	12,163	16,840
Due to related parties	131	4
Lease liabilities	9,897	—
Deferred tax liabilities	12,405	9,241
Accounts payable, accrued expenses and other liabilities	20,824	25,021
Total liabilities	475,185	365,896

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 20,530 and 18,919 issued and outstanding, respectively)	411	379
Additional paid-in capital	289,963	254,498
Accumulated undistributed earnings	31,852	32,568

Exhibit 99.1

Total net assets	322,226	287,445
Total liabilities and net assets	$797,411	$653,341
Net asset value per common share	$15.70	$15.19

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except for Per Share Data)
	Year ended December 31,
	2019 (Unaudited)	2018	2017
Investment income
From non-affiliate investments:
Interest income	$28,467	$23,067	$18,018
Servicing income	10,078	8,552	7,206
Other income	5,328	4,526	3,236
Total investment income from non-affiliate investments	43,873	36,145	28,460
From non-control/affiliate investments:
Dividend income	111	65	—
From controlled investments:
Interest income	1,024	740	653
Dividend income	14,287	12,565	9,747
Other income	—	—	54
Total investment income from controlled investments	15,311	13,305	10,454
Total investment income	59,295	49,515	38,914
Expenses:
Salaries and benefits	14,305	21,082	19,292
Interest	20,422	16,066	11,397
Depreciation and amortization	501	484	402
Professional fees	3,807	3,094	3,009
Origination and loan processing	9,215	8,362	5,871
Origination and loan processing - related party	9,944	—	—
Change in fair value of contingent consideration liabilities	42	(51)	(455)
Loss on extinguishment of debt	251	1,059	—
Other general and administrative costs	6,427	6,907	7,279
Total expenses	64,914	57,003	46,795
Net investment loss	(5,619)	(7,488)	(7,881)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments - SBA 7(a) loans	47,816	42,845	39,617
Net realized gain on non-affiliate investments - conventional loan	—	278	—
Net realized gain (loss) on controlled investments	2,585	52	(200)
Net unrealized (depreciation) appreciation on SBA guaranteed non-affiliate investments	(225)	(766)	1,398
Net unrealized (depreciation) appreciation on SBA unguaranteed non-affiliate investments	(6,291)	3,471	(1,342)
Net unrealized appreciation on controlled investments	11,211	4,048	12,957
Change in deferred taxes	(3,164)	(1,077)	(2,179)
Net unrealized depreciation on servicing assets	(5,178)	(5,685)	(3,394)
Net realized and unrealized gains	$46,754	$43,166	$46,857
Net increase in net assets resulting from operations	$41,135	$35,678	$38,976
Net increase in net assets resulting from operations per share	$2.13	$1.91	$2.25
Net investment loss per share	$(0.29)	$(0.40)	$(0.45)
Weighted average number of shares outstanding	19,326	18,714	17,327

Exhibit 99.1
NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

(in thousands, except per share amounts)	Year ended December 31, 2019	Per share	Year ended December 31, 2018	Per share
Net investment loss	$(5,619)	$(0.29)	$(7,488)	$(0.40)
Net realized gain on non-affiliate investments - SBA 7(a) loans	47,816	2.48	42,845	2.29
Net realized gain on non-affiliate investments - conventional loans	—	—	278	0.01
Net realized gain on controlled investments	2,585	0.13	52	0.00
Loss on lease	(105)	(0.00)	(307)	(0.02)
Change in fair value of contingent consideration liabilities	42	0.00	(51)	(0.00)
Loss on debt extinguishment	251	0.01	1,059	0.06
Adjusted Net investment income	$44,970	$2.33	$36,388	$1.94
Note: Per share amounts may not foot due to rounding.

Exhibit 99.1
NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO-ACTUAL AT DECEMBER 31, 2019

(in thousands):
Actual Debt to Equity ratio at December 31, 2019
Total senior debt	$439,550
Total equity	$322,226
Debt to equity ratio - actual at December 31, 2019	136.4%

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO-PROFORMA AT DECEMBER 31, 2019

(in thousands):
Proforma debt adjustments:
Total Senior Debt as of December 31 , 2019	$439,550
Proforma adjustment for broker receivable as of December 31, 2019	(30,000)
Total proforma debt at December 31, 2019	$409,550

Proforma Debt to Equity ratio at December 31, 2019:
Total proforma debt	$409,550

Total equity	$322,226
Debt to equity ratio - proforma at December 31, 2019	127.1%